UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 24, 2005

ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32157 (Commission File Number)	84-1318182 (IRS Employer Identification No.)

6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 552-0866
(Company’s telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2005, at the annual meeting of stockholders of the Company, the stockholders of the Company approved the Company’s 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan. The descriptions of the terms and conditions of the 2005 Equity Incentive Plan and 2005 Employee Stock Purchase Plan are incorporated by reference from the sections captioned “Proposal 2 - Approval of 2005 Equity Incentive Plan” and “Proposal 3 - Approval of 2005 Employee Stock Purchase Plan,” respectively, in our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 20, 2005 and such sections are attached hereto as Exhibits 99.1 and 99.2, respectively.

On June 3, 2005 the Company entered into the First Amendment to the Standard Multi-Tenant Office Lease - Gross, dated June 3, 2004 between the Company and George V. & Ellen M. Casey, Trustees of the Casey Family Trust dated June 22, 1998 (the “Casey Trust”). Pursuant to the terms of the First Amendment, the Casey Trust agreed to lease to the Company an additional 3,173 square feet of office space at the Company’s current location at an initial annual rental rate of approximately $59,000. The new space represents an approximate 35% increase in the total amount of space leased by the Company at its headquarters. The Company’s lease of this additional space is subject to all of the terms and conditions of the original lease with the Casey Trust. The term of the Company’s lease of this additional space will end on August 31, 2009.

Item 9.01. Financial Statements and Exhibits.

(c) The exhibit list required by this item is incorporated by reference to the Exhibit Index filed as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

By:	/s/ Carrie E. Carlander
Name: Carrie E. Carlander
Title: Chief Financial Officer, Vice President, Finance, and Treasurer

June 9, 2005

EXHIBIT INDEX

Exhibit	Description
99.1	Proposal 2 - Approval of 2005 Equity Incentive Plan
99.2	Proposal 3 - Approval of 2005 Employee Stock Purchase Plan